Ohr Pharmaceutical 8-K

Exhibit 5.1

April 8, 2014	James Kardon Partner 212.478.7250 jkardon@hahnhessen.com

Ohr Pharmaceutical, Inc.

800 Third Avenue, 11th Floor,

New York, NY 10022

Ladies and Gentlemen:

We have acted as legal counsel to Ohr Pharmaceutical, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement, dated April 8, 2014 (the “Prospectus Supplement”) to a Registration Statement (No. 333-193434) on Form S-3 (the “Registration Statement”) and a Rule 462(b) Registration Statement (File No. 333-______) on Form S-3, filed by the Company with the Commission on April 8, 2014, under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale of an aggregate of 1,800,000 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), pursuant to Subscription Agreements, dated April 8, 2014, by and among the Company and the purchasers set forth on the signature pages thereto (the “Subscription Agreements”). The form of Subscription Agreement will be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference into the Registration Statement. This opinion is being rendered in connection with the filing of the Prospectus Supplement with the Commission. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, the Registration Statement and the exhibits thereto, the Prospectus Supplement and the Subscription Agreements and such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Our opinion is limited to the General Corporation Law of the State of Delaware and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

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Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the Subscription Agreements and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We understand that you wish to file this opinion with the Commission as an exhibit to a Current Report on Form 8-K and the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to reference the firm’s name under the caption “Legal Matters” in the Prospectus Supplement, and we hereby consent thereto. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Hahn & Hessen LLP

By:	/s/ JAMES KARDON
Partner